Exhibit 1.1

January 6, 2005

Mr. Edward J. Geletka
President & Chief Executive Officer
Colonial Bankshares, Inc.
85 Broad Street West
Bridgeton, NJ 08302


                                  CONFIDENTIAL


          Re: Proposed Stock Offering - Advisory, Administrative and Marketing Services

Dear Mr. Geletka:

Ryan Beck & Co., Inc. ("RBCO") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between RBCO and Colonial Bankshares, Inc. ("Holding Company") in connection with the sale of common stock by the Holding Company.

1.       BACKGROUND ON RYAN BECK

Ryan Beck & Co., Inc. was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. RBCO's Financial Institutions Group is one of the nation's largest such groups devoted solely to investment banking services for financial institutions.

2.       STOCK OFFERING

The Holding Company is planning to offer Common Stock utilizing its existing two-tier mutual holding company structure. The common stock (the "Common Stock") would be offered in a subscription offering with any remaining shares expected to be sold in a community offering and, if necessary, a syndicated community offering (collectively the "Offering"). In connection therewith, the Holding Company's Board of Directors has adopted a stock issuance plan (the "Plan") regarding the Offering. RBCO proposes to act as financial advisor to the Holding Company with respect to the Offering and as selling agent with respect to the Offering. Specific terms of services shall be set forth in a definitive agency agreement (the "Definitive Agreement") between RBCO and the Holding Company to be executed on the date the offering document is declared effective by the regulatory authorities.

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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 2

3.       SERVICES TO BE PROVIDED BY RYAN BECK

RBCO provides and helps coordinate advisory, administrative and marketing services in connection with thrift reorganizations and related stock offerings. Our existing team has worked together on numerous such transactions.

a. Advisory Services - As your investment banker, RBCO will work with you and your counsel to evaluate financial, marketing and regulatory issues. Our working knowledge of the law and "lore" of bank regulators, securities regulators and NASD is essential. Our legal, accounting and regulatory background is equally important.

Our specific advisory responsibilities include:

     - Advise with respect to business planning issues in preparation for a public offering;

     - Review and advise with respect to the stock issuance plan (e.g. sizes of benefit plan purchases; maximum purchase limits for investors);

     -    Advise with respect to which trading venue the shares should trade on;

     - Review and provide input with respect to the business plan to be prepared in connection with the Offering;

     - Discuss the appraisal process and analyze the appraisal with the Board of Directors;

     - Participate in drafting the offering document and assist in obtaining all requisite regulatory approvals;

     - Develop a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 3


     - RBCO does not offer data processing agent, printing and transfer agent functions. Costs of such services will be borne by the Holding Company and are subject to agreements signed by the Holding Company and each service provider. RBCO will work with the Holding Company to provide specifications and assistance in selecting these and any other professionals that will perform administrative functions in connection with the offering;

     - Develop a layout for the Stock Information Center (the "Center"), where stock order processing will occur;

     -    Provide a list of equipment, staff and supplies needed for the Center;
          and

     - Draft marketing materials including letters, order form, advertisement, brochure. If a community meeting or road show is anticipated, we will help draft the presentation - saving you time and legal expense; and

     - Consulting with management, determine whether and when to assemble a selling group of selected local broker-dealers to assist in selling stock after the community offering;

b. Administrative Services and Stock Information Center Management - RBCO manages all aspects of a stock offering. Successful stock sales require thorough planning and an enormous amount of attention to detail. Our efforts are meant to avoid mistakes, costly surprises and lost opportunities. We identify key logistics, define responsibilities and create timetables to help avoid confusion among the many members of the working group. An offering also requires accurate and timely record keeping and reporting. Furthermore, customers must be handled professionally and their questions must be answered accurately.

The Stock Information Center is the "command center" during a stock offering. RBCO staff's experience in managing many thrift minority stock offerings and full conversion offerings will help them minimize the burden on your management and staff. They will train and supervise the staff that you assign to the Center to help record stock orders, answer customer inquiries and participate in other activities of the Center.

Our administrative services include the following:

     - Provide experienced on-site RBCO registered representatives to manage and supervise the Center. All substantive stock offering matters and customer inquiries will be handled by RBCO;

     - Prepare procedures for processing stock orders and cash, and for handling requests for material;

     - Educate the Holding Company 's directors, officers and employees about the Offering, their roles and relevant securities laws;

     - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;

     - Coordinate functions with and between the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

     -    Design and implement procedures for handling IRA and Keogh orders;

     -    Manage the pro-ration process in the event of oversubscription;

     - Coordinate with NASDAQ and DTC to ensure a smooth closing and stock trading; and

     -    Provide post-offering subscriber assistance.

c. Securities Marketing Services - RBCO uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker-dealers for a syndicated community offering. The sales approach for your stock offering will be tailored to fit your specific situation, in order to best mange the offering and attract a stockholder base comprised largely of community-oriented individuals loyal to the Holding Company.
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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 4


Our specific marketing services include:

     - If applicable, assist management in developing a list of potential investors who are viewed as priority prospects;

     - The RBCO registered representatives at the Center will solicit orders from the eligible prospects described above;

     - Respond to questions related to information in the offering document and answer investment-related questions;

     - If the sales plan calls for community meetings, participate in them. Community meetings can relieve customer anxiety and generate local publicity for the Offering;

     - Continually advise management on sales progress, market conditions and customer/community responsiveness to the Offering;

     - Prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering; and

     -    Contact other market-makers to trade the stock in the after-market.

4.      COMPENSATION

For its services hereunder, the Holding Company will pay to RBCO a the following compensation:

     a. An advisory and administrative services fee of $25,000 in connection with certain services set forth in section 3.a. and 3.b. hereof. In view of the long preparation phase prior to commencement of the Offering, this fee shall be payable as follows: $10,000 upon executing this letter and $15,000 upon the initial filing of the offering document.

     b. A sales fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to subparagraph c. below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family members of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Holding Company or the Insiders.

     c. For stock sold by a group of selected dealers (including RBCO) pursuant to a syndicated community offering solely managed by RBCO (the "Selling Group"), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering, which fee paid to RBCO, along with the fee payable directly by the Holding Company to the other selected dealers shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock so sold. In consultation with RBCO, the Holding Company will determine which NASD member firms will participate in the Selling Group and the extent of their participation. RBCO will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Holding Company.

     d. If, pursuant to a resolicitation of subscribers undertaken by the Holding Company, RBCO is required to provide significant additional services, the parties shall mutually agree to the dollar amount of any additional compensation due.
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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 5


          The above compensation, less the amount of advance payments described in subparagraph a., is to be paid to RBCO at the closing of the Offering.

          If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Holding Company; (ii) the Offering is not consummated by March 31, 2006; (iii) RBCO terminates this relationship because there has been a material adverse change in the financial condition or operations of the Holding Company since September 30, 2004; or (iv) immediately prior to commencement of the Offering, RBCO terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable; RBCO shall not be entitled to the compensation set forth above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to payment of $25,000 for its advisory and administration services.

5.      MARKET MAKING

If applicable, RBCO agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock so that there will be at least three market makers for the Common Stock after the Offering.

6.      DOCUMENTS

The Holding Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Holding Company 's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Holding Company and its counsel will prepare an offering document and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Holding Company 's financial advisor, RBCO will, in conjunction with counsel, conduct an examination of the relevant documents and records of the Holding Company and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances. The Holding Company agrees to make all documents, records and other information deemed necessary by RBCO, or its counsel, available to them upon reasonable notice. RBCO's counsel will prepare, subject to the approval of Holding Company 's counsel, the Definitive Agreement. RBCO's counsel shall be selected by RBCO, subject to the approval of the Holding Company.

7.      EXPENSES AND REIMBURSEMENT

The Holding Company will bear all of its expenses in connection with the reorganization and the Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Holding Company 's attorney fees; NASD filing fees; "blue sky" legal fees and state filing fees; services of the data processing agent, transfer agent, financial and stock certificate printers, auditors and accountants; advertising; postage; "road show" and other syndicated community offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary. In the event RBCO incurs such expenses on behalf of the Holding Company, the Holding Company shall

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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 6


reimburse RBCO for such reasonable fees and expenses regardless of whether the Offering is successfully completed. RBCO will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Holding Company.

The Holding Company also agrees to reimburse RBCO for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by RBCO in connection with the services contemplated hereunder. In the subscription and community offering, RBCO will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $40,000 without the approval of the Holding Company. RBCO will not incur reimbursable direct out-of-pocket expenses in excess of $15,000 without the consent of the Holding Company. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Holding Company and RBCO, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document. In addition, in the event of a syndicated community offering, the Holding Company will reimburse all reasonable out-of-pocket expenses incurred in connection with that offering phase. Not later than two days before closing, RBCO will provide the Holding Company with a detailed accounting of all reimbursable expenses of RBCO and its counsel to be paid at closing.

8.      BLUE SKY

To the extent required by applicable state law, RBCO and the Holding Company must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related state filing fees will be paid by the Holding Company to the law firm furnishing such legal work. The Holding Company will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including RBCO's participation therein and shall furnish RBCO a copy thereof, regarding which such counsel shall state RBCO may rely.

9.      AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Holding Company, RBCO will make available for a period of five (5) years following the completion of the Offering, advisory services through the RBCO Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Holding Company elects to avail itself of the STARS program, RBCO will meet with the Holding Company at its request. RBCO also will provide opinions and recommendations, upon request, for the areas covered below:

          Valuation Analysis
          Merger and Acquisition Planning and Analysis
          Merger and Acquisition Trends
          Planning, Forecasting & Competitive Strategy
          Capital, Asset & Liability Structure & Management
          Stock Repurchase Programs
          Dividend Policy
          Dividend Reinvestment Programs
          Market Development and Sponsorship of Bank Securities
          Financial Disclosure
          Financial Relations
          Financial Reports
          Branch Sales and Purchases
          Stock Benefit Plan Analysis and Advisory
          Stockholder & Investor Relations Presentations & Programs Fairness Opinions


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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 7


          Scanning of Potential Acquisition Candidates
           Based on Published Statement Information
             (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under RBCO's normal fee schedule, and does not include retention of RBCO by the Holding Company for any specific merger/acquisition situation.)

If the Holding Company elects to utilize the STARS program RBCO will waive the regular retainer fee and hourly charges for this program for the five-year period. The Holding Company also will reimburse RBCO's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. RBCO will not incur any single expense in excess of $500 pursuant to this paragraph without the prior approval of the Holding Company.

10.     INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Holding Company also agrees to defend, indemnify and hold harmless RBCO and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to RBCO's own bad faith, willful misconduct or gross negligence.

11.     CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the offering document, all information given to RBCO by the Holding Company, unless publicly available or otherwise available to RBCO without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by RBCO in confidence and will not be disclosed to anyone other than RBCO's agents without the Holding Company's prior approval or

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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 8


used for any purpose other than those referred to in this engagement letter. Upon the termination of its engagement, RBCO will promptly deliver to the Holding Company all materials specifically produced for it and will return to the Holding Company all Confidential Information provided to RBCO during the course of its engagement hereunder.

12.     NASD MATTERS

RBCO has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Offering. The Holding Company agrees to cooperate with RBCO and provide such information as may be necessary for RBCO to comply with all NASD requirements applicable to its participation in the Offering. RBCO is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.     OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While RBCO and the Holding Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between RBCO and the Holding Company shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

The obligation of RBCO to enter into the Definitive Agreement shall be subject to there being, in RBCO's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Holding Company;
(ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Holding Company hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions.

14.     INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Holding Company acknowledges and agrees that it is a sophisticated business enterprise and that RBCO has been retained pursuant to this engagement letter to act as financial advisor to the Holding Company solely with respect to the matters set forth herein. In such capacity, RBCO shall act as an independent contractor, and any duties of RBCO arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Holding Company. Each party disclaims any intention to impose any fiduciary duty on the other.

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Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 9


15.     GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New Jersey.

16.     WAIVER OF TRAIL BY JURY

BOTH RBCO AND THE HOLDING COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Mr. Edward J. Geleka
Colonial Bankshares, Inc.
Page 10


Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $10,000. We look forward to working with you.


RYAN BECK & CO., INC.


BY:     \s\ Robin P. Suskind
        ---------------------------------------------------------------
        Robin P. Suskind
        Managing Director


Accepted and Agreed to This     10th     Day of     January    , 2005
                            ------------        ---------------


Colonial Bankshares, Inc.

BY:     \s\ Edward J. Geletka
        ---------------------------------------------------------------
        Edward J. Geletka
        President & Chief Executive Officer



Cc:  Ben A. Plotkin
     Eric Luse